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As filed with the Securities and Exchange Commission on May 17, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Maxim Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-0279983
(State of Incorporation)	(I.R.S. Employer Identification No.)

8899 University Center Lane, Suite 400
San Diego, California 92122
(Address of principal executive offices)

Common Stock Issuable Pursuant to Maxim Pharmaceuticals, Inc.'s
2001 Incentive Stock Option Plan
Common Stock Issuable Pursuant to Maxim Pharmaceuticals, Inc.'s 2000 Nonstatutory Stock Option Plan
Common Stock Issuable Pursuant to Maxim Pharmaceuticals, Inc.'s 401(k) Plan
(Full title of the plans)

Dale A. Sander
Vice President, Finance and Chief Financial Officer
Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California 92122
(858) 453-4040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lance W. Bridges, Esq.
Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121
(858)-550-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(3)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share(1)	823,949 shares	$5.00 — $37.00	$15,482,777	$3,871

Common Stock, par value $0.001 per share(2)	726,051 shares	$8.36	$6,069,787	$1,518

Total	1,550,000 shares	$5.00 — $37.00	$21,552,564	$5,389

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Act"). Includes 528,949 shares issuable upon the exercise of options granted under Maxim Pharmaceuticals, Inc.'s 2000 Nonstatutory Stock Option Plan and 295,000 shares issuable upon the exercise of options granted under Maxim Pharmaceuticals, Inc.'s. 2001 Incentive Stock Option Plan. The price per share and aggregate offering price are based upon the actual exercise price for shares subject to the options.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Act. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant's Common Stock on May 11, 2001, as reported on the Nasdaq National Market. Includes 221,051 shares issuable pursuant to Maxim Pharmaceuticals, Inc.'s 2000 Nonstatutory Stock Option Plan, 455,000 shares issuable pursuant to Maxim Pharmaceuticals, Inc.'s 2001 Incentive Stock Option Plan and 50,000 shares issuable pursuant to Maxim Pharmaceuticals, Inc.'s 401(k) Plan.

(3)
In addition, pursuant to Rule 416(c) under the Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to Maxim Pharmaceuticals, Inc.'s 401(k).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov".

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  (a)
  Our Annual Report on Form 10-K for the year ended September 30, 2000;

  (b)
  Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000 and March 31, 2001;

  (c)
  Our Notice of Annual Meeting and Proxy for the 2001 Annual Meeting of Stockholders; and

  (d)
  Our registration statement on Form 8-A filed on June 28, 1996 which includes a description of our common stock, and any amendments or reports filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our Bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers and currently maintain directors and officers insurance coverage.

    In addition, our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for unlawful payments of dividends or unlawful stock purchase or redemption. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

EXHIBITS

Exhibit Number
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of KPMG LLP, independent auditors.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24	Power of Attorney is contained on the signature pages.
99.1	Registrant's 2000 Nonstatutory Stock Option Plan. (1)
99.2	Registrant's 2001 Incentive Stock Option Plan. (2)
99.3	Form of Stock Option Agreement used under Registrant's 2001 Incentive Stock Option Plan. (2)

(1)
Previously filed with Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated herein by reference.

(2)
Previously filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.

    UNDERTAKING PURSUANT TO ITEM 8(b). The Registrant undertakes to have the Maxim Pharmaceuticals, Inc. 401(k) Plan and all amendments to such plan submitted to the Internal Revenue Service in a timely manner and to make all changes required by the Internal Revenue Service in order to maintain the qualification of the Contribution Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

UNDERTAKINGS

1.
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

  (b)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on May 17, 2001.

MAXIM PHARMACEUTICALS, INC.
By:	/s/ DALE A. SANDER Dale A. Sander Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Stambaugh and Dale A. Sander, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LARRY G. STAMBAUGH Larry G. Stambaugh	Chairman of the Board, President and (Principal Executive Officer)	May 17, 2001
/s/ DALE A. SANDER Dale A. Sander	Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 17, 2001
/s/ GARY E. FRASHIER Gary E. Frashier	Director	May 17, 2001
/s/ THEODOR H. HEINRICHS Theodor H. Heinrichs	Director	May 17, 2001

/s/ PER-OLOF MÅRTENSSON Per-Olof Mårtensson	Director	May 17, 2001
/s/ F. DUWAINE TOWNSEN F. Duwaine Townsen	Director	May 17, 2001
/s/ DALE A. SANDER Maxim Pharmaceuticals, Inc. 401(k) Plan		May 17, 2001
By:	/s/ DALE A. SANDER
Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Cooley Godward llp.
23.1	Consent of KPMG LLP, independent auditors.
23.2	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.
24	Power of Attorney is contained on the signature pages.
99.1	Registrant's 2000 Nonstatutory Stock Option Plan. (1)
99.2	Registrant's 2001 Incentive Stock Option Plan. (2)
99.3	Form of Stock Option Agreement used under Registrant's 2001 Incentive Stock Option Plan. (2)

(1)
Previously filed with Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated herein by reference.

(2)
Previously filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXHIBITS
UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX